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                                                                      EXHIBIT 21


                      SUBSIDIARIES OF PRESIDIO GOLF TRUST


          Name                                      State of Organization
          ----                                      ---------------------

     Presidio Golf Limited Partnership                 Delaware
     PGT Tennessee Corp.                               Delaware
     PGT Tennessee LP                                  Delaware